EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JANUARY 13, 2017

For Immediate Release

Paychex Expands Board of Directors, Appoints New Member
Thomas F. Bonadio, CEO of the Bonadio Group, leads largest CPA firm in New York State outside of Manhattan

Rochester, N.Y.  (January 13, 2017) – Paychex, Inc., a leading provider of integrated human capital management solutions for small- to medium-sized businesses, today announced that the Paychex Board of Directors has voted to expand the board to 10 members and has appointed Thomas F. Bonadio, CPA, to fill the newly created board position.  Bonadio is CEO and managing partner of the Bonadio Group, the largest certified public accountant firm in New York State outside of Manhattan.

Mr. Bonadio began his career with Arthur Andersen & Co. in Rochester, New York.  He left the firm in 1978 to start his own firm.  Today, the Bonadio Group has annual revenue of more than $100 million and is the 38th largest CPA firm in the United States.  The Bonadio Group has more than 700 employees and is headquartered in Rochester, New York.  The firm has been named a Rochester Top 100 growth company by the Rochester Business Journal 18 times.

“The strong connection between Paychex and the accounting community goes back to when our company was founded, and Tom’s expertise in this area will be valuable to us,” said Paychex president and CEO Martin Mucci.  “Tom is a successful entrepreneur whose experience building his own business is representative of many clients Paychex serves today. I believe his insight and knowledge will make Tom a valuable addition to the Paychex Board of Directors.”

Mr. Bonadio has experience serving on publicly traded boards and is currently a director and chair of the audit committee for CurAegis Technologies (OCTMKTS: CRGS), formerly Torvec, Inc. He also previously served as a director and audit committee chair for Conceptus, Inc., a medical products manufacturer and developer that is now a wholly owned subsidiary of Bayer AH of Germany.

Mr. Bonadio holds a Bachelor of Business Administration degree from St. John Fisher College in Rochester, New York.  He is the 2016 recipient of the Herbert W. Vanden Brul Entrepreneurial Award, presented by Rochester Institute of Technology.

Mr. Bonadio’s appointment to the Paychex Board of Directors is effective immediately.

About Paychex

Paychex, Inc. (NASDAQ: PAYX) is a leading provider of integrated human capital management solutions for payroll, HR, retirement, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 45 years of industry expertise, Paychex serves approximately 605,000 payroll clients across more than 100 locations and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com, and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

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Media Contact:

Laura Saxby Lynch
Director, Corporate Communications

Paychex, Inc.

585-383-3074

lsaxbylynch@paychex.com

@PaychexNews